                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/X/  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             GOODMARK FOODS, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                              Preliminary Copies


                                [GOODMARK LOGO]

                            6131 FALLS OF NEUSE ROAD
                         RALEIGH, NORTH CAROLINA 27609


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               September 19, 1996

         You are cordially invited to attend the Annual Meeting of Shareholders of GoodMark Foods, Inc. (the "Company") which will be held on Thursday, September 19, 1996, at 2:00 p.m., local time, at the North Carolina Museum of Art, 2110 Blue Ridge Road, Raleigh, North Carolina, for the following purposes:

         (1) To elect a Board of Directors of the Company for the ensuing year;

         (2) To ratify and approve an amendment to the Company's bylaws which would increase the maximum number of Directors from seven to nine members;

         (3) To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company and its subsidiaries for the fiscal year ending May 25, 1997; and

         (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Shareholders of record at the close of business on August 5, 1996, are entitled to notice of and to vote at the Annual Meeting and any and all adjournments thereof.

         IT IS DESIRABLE THAT YOUR SHARES OF STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                        By Order of the Board of Directors
                                        Alvin C. Blalock
                                        Secretary

Raleigh, North Carolina
August 16, 1996

                                                              Preliminary Copies




                              GOODMARK FOODS, INC.

                            6131 Falls of Neuse Road
                         Raleigh, North Carolina 27609

                                PROXY STATEMENT

          Annual Meeting of Shareholders to be held September 19, 1996



                         SOLICITATION AND VOTING RIGHTS

         This Proxy Statement, the accompanying proxy card and the Annual Report are being furnished to shareholders on or about August 16, 1996, by the Board of Directors of GoodMark Foods, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the North Carolina Museum of Art, 2110 Blue Ridge Road, Raleigh, North Carolina, on September 19, 1996, at 2:00 p.m., local time, and at all adjournments thereof. All expenses incurred in connection with this solicitation, including postage, printing, handling, and the actual expenses incurred by custodians, nominees, and fiduciaries in forwarding proxy material to beneficial owners, will be paid by the Company. In addition to solicitation by mail, certain officers, directors, and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. In addition, the Company has retained Corporate Communications, Inc. to provide certain services in connection with proxy solicitations. The cost of such services is not expected to exceed $2,500 and will be paid by the Company.

         The principal purposes of the meeting are to: (1) elect seven nominees to the Board of Directors; (2) ratify and approve an amendment to the Company's bylaws which would increase the maximum number of Directors from seven to nine members; (3) ratify the action of the Board of Directors pursuant to the recommendation of the Audit Committee in appointing Deloitte & Touche LLP as independent auditors for the Company and its subsidiaries for the fiscal year ending May 25, 1997; and (4) transact such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors knows of no other matters other than those stated above to be brought before the meeting or any adjournment thereof. The proxyholders named on the enclosed proxy card may vote in accordance with the instructions of the Board of Directors or in the absence thereof, in accordance with their discretion, on any other matter properly presented for action of which the Board of Directors is not now aware.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by filing with the Secretary of the Company written notice of revocation, provided such notice is actually received prior to the vote of shareholders, duly executing a subsequent proxy and filing it with the Secretary of the Company before the vote of shareholders or attending the Annual Meeting and voting in person. If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposals set forth in the accompanying "Notice of Annual Meeting of Shareholders."

         The Board of Directors has fixed the close of business on August 5, 1996, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments thereof. As of the close of business on August 5, 1996, the Company had outstanding 7,595,560 shares of Common Stock. On all matters to come before the Annual Meeting, each holder of Common Stock will be entitled to one vote for each share owned.

                    SHARE OWNERSHIP OF MANAGEMENT AND OTHERS

         The following table sets forth certain information, as of May 26, 1996, regarding shares of Common Stock of the Company owned of record or known to the Company to be owned beneficially by each Director and nominee for Director, each executive officer named in the Summary Compensation Table herein and all Directors and executive officers as a group. Except as set forth in the footnotes, each of the shareholders identified below has sole voting and investment power over the shares beneficially owned by such person. The address of the following individuals is the same as the Company's address.




            Name                                    Shares Beneficially Owned          Percent of Class
            ----                                    -------------------------          ----------------
     Ron E. Doggett(1)                                      2,341,029                        29.7%
     H. Hawkins Bradley                                       406,200                         5.4%
     Donald H. Grubb(2)                                         7,601                           *
     Richard C. Miller(3)                                     264,905                         3.4%
     Thomas W. D'Alonzo(4)                                      9,689                           *
     Rollie Tillman, Jr.                                          867                           *
     Robert B. Seidensticker(5)                                 2,100                           *
     Charles E. Hancock(6)                                     69,000                           *
     Alvin C. Blalock(7)                                      132,315                         1.7%
     Paul L. Brunswick(8)                                      47,980                           *
     Richard E. Kennedy(9)                                     23,247                           *
     Eric J. Lomas                                              2,000                           *

     All Directors and executive
     officers as a group (11
     persons)(10)                                           3,304,933                        39.5%

*Less than one percent

- ----------------------------------

(1) Includes 286,100 shares owned by Mr. Doggett's wife. Mr. Doggett disclaims beneficial ownership of all shares owned by his wife. Includes 299,300 shares which Mr. Doggett has the right to acquire through the exercise of non-qualified stock options within the next 60 days.
(2) Includes 1,637 shares owned by Mr. Grubb's wife. Mr. Grubb disclaims beneficial ownership of all shares owned by his wife.
(3) Includes 242,450 shares which Mr. Miller has the right to acquire through the exercise of non-qualified stock options within the next 60 days, 6,145 shares owned jointly with Mr. Miller's wife, and 12,213 shares owned by Mr. Miller's wife. Mr. Miller disclaims beneficial ownership of all shares owned by his wife.
(4) Includes 4,351 shares owned jointly with Mr. D'Alonzo's wife and 2,900 shares owned by his children. Mr. D'Alonzo disclaims beneficial ownership of all shares owned by his children.
(5) Includes 1,000 shares owned by Mr. Seidensticker's wife. Mr. Seidensticker disclaims beneficial ownership of all shares owned by his wife.
(6) Includes 63,000 shares which Mr. Hancock has the right to acquire through the exercise of non-qualified stock options within the next 60 days and 6,000 shares owned by Mr. Hancock's wife. Mr. Hancock disclaims beneficial ownership of all shares owned by his wife.
(7) Includes 19,483 shares owned by Mr. Blalock's wife and children. Mr. Blalock disclaims beneficial ownership of all shares owned by his wife and children. Includes 109,900 shares which Mr. Blalock has the right to acquire through the exercise of non-qualified stock options within the next 60 days.

(8) Includes 5,892 shares owned jointly with Mr. Brunswick's wife and 33,570 shares which Mr. Brunswick has the right to acquire through the exercise of non-qualified stock options within the next 60 days.
(9) Includes 17,600 shares which Mr. Kennedy has the right to acquire through the exercise of non-qualified stock options within the next 60 days.
(10) Includes 765,820 shares subject to presently exercisable stock options owned by the individual executive officers.

         In addition, the following table sets forth certain information as of May 26, 1996, regarding shares of Common Stock of the Company known to be beneficially owned by persons with more than five percent of the Company's Common Stock (except as set forth in the table above relating to the Company's Directors and executive officers).



             Name and Address of                           Shares                         Percent
               Beneficial Owner                      Beneficially Owned                   of Class
             --------------------                    ------------------                   --------
  Fidelity Management & Research Co.                       899,400                          11.8%
  82 Devonshire Street
  Boston, Massachusetts 02109

  Heine Securities Corp.                                   607,200                           8.0%
  51 John F. Kennedy Parkway
  Short Hills, New Jersey 07078

PROPOSAL 1: ELECTION OF DIRECTORS

         The Board of Directors has established the number constituting the Board of Directors for the ensuing year to be seven. The nominees for election to the office of Director are named and certain other information is provided in the following table:

                                                                                                  First Year
      Name                                   Position With Company                   Age       Elected Director
      ----                                   ---------------------                   ---       ----------------
Ron E. Doggett (1)                         Chairman of the Board, Chief              61             1982
                                           Executive Officer, and Director

Richard C. Miller (1)                      President, Chief Operating Officer,       57             1989
                                           and Director

Donald H. Grubb (1)(2)(3)                  Director                                  71             1985
Thomas W. D'Alonzo (2)(3)                  Director                                  52             1991
Rollie Tillman, Jr. (2)(3)                 Director                                  63             1991
Robert B. Seidensticker (1)(2)(3)          Director                                  66             1995
Eric J. Lomas                              Director                                  49             1995(4)

- --------------------------------------------------------------

(1)      Member of the Executive Committee of the Board.
(2)      Member of the Human Resources Committee of the Board.
(3)      Member of the Audit Committee of the Board.
(4) The Board of Directors appointed Mr. Lomas a Director on December 11, 1995, subject to shareholder approval of an amendment to the bylaws to increase the maximum number of Directors at the Annual Meeting.

         Ron E. Doggett has been a Director of the Company since the Company's organization in 1982, Chief Financial Officer from 1982 until 1985, President from 1983 until 1989, Chief Executive Officer since June 1, 1985, and Chairman of the Board since June 1, 1987. He served as Chief Operating Officer from 1983 until June 1, 1985, and as Executive Vice President from 1982 until 1983. From 1967 until 1982, he held various management positions with the GoodMark Foods Division of General Mills. Mr. Doggett currently serves on the Board of Directors of Exide Electronics Group, Inc., a publicly-owned company.

         Richard C. Miller has been President and Chief Operating Officer of the Company since April 1989 and a Director of the Company since September 1989. He was President of Sun-Diamond Growers of California from 1988 until March 1989 and served as Senior Vice President-Business Management/Marketing with Sun-Diamond from 1986 until 1988. Prior to that time, he was President and CEO of S.B. Thomas, a division of CPC International, Inc. from 1984-1986. He served in various other management positions with CPC International, Inc. or its affiliates from 1967 to 1984 and with Procter & Gamble from 1962 to 1967.

         Donald H. Grubb is President of GEDON Enterprises, a management consulting firm. He held various management positions with Westvaco Corporation and was President and Chief Executive Officer of Huyck Corporation, a supplier to the paper industry. He became President and CEO of Huyck Corporation in 1973 and served in that position until his retirement in 1980. Mr. Grubb served on the Board of Directors of several American subsidiaries of Morgan Crucible Co. PLC, a public company whose shares are traded on the London Stock Exchange until his retirement from those positions in 1995. He has been a Director of the Company since September 1985.

         Thomas W. D'Alonzo has served as President and Chief Executive Officer of GenVec, Inc., a privately-owned gene therapy research company, since October 1993. He was Group Vice President and served on the Board of Directors of Glaxo Inc. from 1983 until June 30, 1993. Prior to that time, Mr. D'Alonzo held positions with Adria Laboratories, Inc. in Columbus, Ohio and with Hercules, Inc. in Wilmington, Delaware. He has been a Director of the Company since September 1991.

         Rollie Tillman, Jr. has served as Professor of Business since 1968 and as Chairman of the Board of Trustees of the Frank Hawkins Kenan Institute of Private Enterprise at the University of North Carolina at Chapel Hill since 1990. Prior to these positions, Mr. Tillman served as Director of the Masters of Business Administration Program, of the Corporate Executive Program and as Vice Chancellor of the University of North Carolina at Chapel Hill. Mr. Tillman received his doctorate degree from the Harvard School of Business Administration. He currently serves on the Board of Directors of Renfro, Inc., a privately owned company. He has been a Director of the Company since September 1991.

         Robert B. Seidensticker is President of RBS Associates, a management consulting firm. He was Vice Chairman of Pinkerton Group, Inc. from 1992 until his retirement in 1994. For ten years prior to 1992 he was President and Chief Executive Officer of Pinkerton Group, Inc. and Chairman of American Candy Company. Prior to that time he was President of Liggett & Myers International Corporation and served in executive capacities with Philip Morris International and The Rothmans Group. He has been a Director of the Company since January 1995.

         Eric J. Lomas is President of The Hill Thompson Group, Ltd., an investment banking firm, and has served in that capacity since 1989. For the five years prior to becoming President of The Hill Thompson Group, Ltd., Mr. Lomas was managing director and co-head of investment banking at Gruntal & Co., Incorporated. Before his affiliation with Gruntal & Co., Incorporated, Mr. Lomas worked 10 years with Deloitte & Touche LLP in the international merger and acquisition department. He currently serves on the Board of Directors of Certron, Inc., DIC, Inc. and The Blanchard Family of Mutual Funds. He also serves as Chairman of Wilcox & Gibbs, Inc.

         H. Hawkins Bradley has decided not to stand for re-election to the Board of Directors for health reasons. Mr. Bradley has been a Director of the Company since its organization in 1982 and was Chairman of the Board from 1983 until his retirement in 1987. The Company appreciates the many years of service and leadership that Mr. Bradley has provided.

         All Directors and executive officers hold office until the next annual meeting of shareholders or until their successors are elected and qualified. The Board of Directors has no reason to believe that the persons named above as nominees for Directors will be unable or will decline to serve if elected. However, in the event of death or disqualification of any nominee or refusal or inability of any nominee to serve, it is the intention of the proxyholders to vote for the election of such other person or persons as the proxyholders determine in their discretion, but in no circumstance will the proxy be voted for more than seven nominees. Properly executed and returned proxies, unless revoked, will be voted as directed by the shareholder or, in the absence of such direction, will be voted in favor of the election of the recommended nominees. The Company's bylaws provide that the nominees who receive the highest number of votes will be elected as Directors.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         During the last fiscal year, the Board of Directors met four times. Each Director attended 75% or more of the aggregate of the Board meetings (held during the period for which the Director was in office) and committee meetings of the Board of which the Director was a member.

         The Board has a standing Executive, Human Resources, and Audit Committee. The Executive Committee has the authority to exercise all powers of the Board of Directors in the management of the business and affairs of the Company. The Executive Committee also serves as the nominations committee of the Board. It presently does not have a policy for considering shareholder recommendations for Board nominees and pursuant to the bylaws, no nominations to the Board of Directors may be made from the floor of the annual meeting of shareholders. During fiscal 1996 the Executive Committee met twice. The Human Resources Committee reviews and approves compensation of the executive officers and administers the Company's Executive Management Incentive Plan and Non-Qualified Stock Option Plan. The Human Resources Committee met twice during fiscal 1996. The Audit Committee is responsible for reviewing the scope and effectiveness of accounting controls and audits by the independent public accountants. The Audit Committee also recommends to the Board the employment of independent auditors. The Audit Committee met one time during the last fiscal year.

                             EXECUTIVE COMPENSATION

         The following tables set forth a summary of compensation of the executive officers of the Company for the fiscal years indicated.

                           SUMMARY COMPENSATION TABLE


                                      Annual Compensation(1)                   Long Term Compensation
                                ---------------------------------       ------------------------------------
                                                                                             Securities
         Name and                                                          Restricted        Underlying        All Other
     Principal Position       Year         Salary            Bonus        Stock Awards       Options(#)     Compensation(2)
     ------------------       ----         ------            -----        ------------       ----------     ---------------
  Ron E. Doggett              1996          $353,424             0                                15,000           $2,750
    Chairman of the           1995           336,600      $329,900                                     0            3,394
    Board and Chief           1994           323,664       339,800                                     0            4,459
    Executive Officer         1993           311,220       263,000                               106,700            2,343
                              1992           296,400       160,100                                25,000

  Richard C. Miller(3)        1996           225,384             0                                10,000            3,008
    President and Chief       1995           214,656       189,300                                     0            3,083
    Operating Officer         1994           206,400       195,000                                     0            3,064
                              1993           198,432       139,300                                68,050            2,295
                              1992           187,200        94,300                                25,000

  Charles E. Hancock(4)       1996           129,312             0                                     0            2,259
    Senior Vice               1995           123,156        96,600                                     0            2,044
    President Operations      1994           118,416        99,500                                     0            2,112
                              1993           113,856        71,000                                39,050            1,902
                              1992           107,904        48,600                                14,800

  Alvin C. Blalock            1996           116,304             0                                 5,000            2,211
    Vice President and        1995           110,760        86,800                                     0            1,801
    Director of               1994           106,500        89,500                                     0            1,927
    Manufacturing             1993           102,400        63,900                                35,100            1,680
                              1992            96,984        38,400                                12,200

  Paul L Brunswick(5)         1996           119,088             0                                 5,000            2,259
    Vice President and        1995           110,256        86,400                                     0            1,943
    Chief Financial           1994           104,000        87,400                                     0            1,988
    Officer                   1993            50,000        26,000         $13,125(6)             38,570              569

  Richard E. Kennedy(7)       1996           108,360             0                                 5,000            2,074
    Vice President and        1995           101,280        79,400                                     0            1,786
    Director of Snack         1994            91,536        58,600                                 1,000            1,709
    Sales

- -----------------------------

(1) Disclosure of perquisites and other personal benefits is not required because such benefits did not equal or exceed the lesser of $50,000 or 10% of any individual's annual salary and bonus shown above.
(2) The 1996 amounts shown represent contributions made by the Company to the officers under the Company's 401(k) Investment and Savings Plan as follows: R. Doggett $2,539; R. Miller $2,797; C. Hancock $2,048; A. Blalock $2,000; P. Brunswick $2,048; and R. Kennedy $1,863; and the remaining amounts are premiums paid by the Company on term life insurance.
(3) Includes $70,000 in 1995 and 1994 which Mr. Miller has elected to defer pursuant to a non-qualified deferred compensation arrangement.
(4)      Effective September 1, 1996, Mr. Hancock will retire from the Company.
(5) Mr. Brunswick joined the Company in December 1992, and the amounts for 1993 reflect his compensation for the remainder of the fiscal year ended May 30, 1993.

(6) The amount shown in this column is the value of the restricted shares as of the date of grant. The total number and value of Mr. Brunswick's restricted stock holdings as of the fiscal year ended May 26, 1996, were 800 shares, and $17,100 respectively. The restricted shares vest at a rate of 400 shares per year. Quarterly dividends are paid on the shares of restricted stock.
(7) Mr. Kennedy was appointed an executive officer of the Company on January 10, 1994. The 1994 amounts reflect his compensation in all capacities for the full fiscal year ended May 29, 1994.



                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      Potential Realizable Value at
                                                                                      Assumed Annual Rates of Stock
                                           Individual Grants                         Price Appreciation for Option Term
                                           -----------------                         ----------------------------------

                                       % of Total
                       Number of       Options
                       Securities      Granted to     Exercise
                       Underlying      Employees      or Base
                        Options        in Fiscal      Price Per      Expiration
      Name             Granted(1)      Year             Share           Date      0%($)        5%($)        10%($)
     ------            ----------      --------       ---------      ----------   -----       ------        ------
 Ron E. Doggett          15,000          26.0%           $18.25       12-10-01    $0         $93,052      $211,088

 Richard C. Miller       10,000          17.3%           $18.25       12-10-01    $0         $62,035      $140,725

 Charles E. Hancock           0             0%               NA          NA       NA              NA            NA


 Alvin C. Blalock         5,000           8.7%           $18.25       12-10-01    $0         $31,017       $70,363

 Paul L. Brunswick        5,000           8.7%           $18.25       12-10-01    $0         $31,017       $70,363

 Richard E. Kennedy       5,000           8.7%           $18.25       12-10-01    $0         $31,017       $70,363

- --------------------------------

(1) The options granted are non-qualified stock options issued at an option exercise price equal to market price on the date of grant pursuant to the Non-Qualified Stock Option Plan. The above options vest on December 11, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES





                                                                Number of Securities
                                                               Underlying Unexercised       Value of Unexercised In-the-Money
                         Shares Acquired             Value       Options at FY-End                  Options at FY-End
         Name             on Exercise (#)         Realized   Exercisable/Unexercisable        Exercisable/Unexercisable(1)
         ----           -----------------         --------   -------------------------        -------------------------------
 Ron E. Doggett                        0       $         0         299,300/15,000                     $2,251,403/0

 Richard C. Miller                     0                 0         242,450/10,000                      1,831,044/0

 Charles E. Hancock               75,650           568,825            63,000/0                          558,406/0

 Alvin C. Blalock                      0                 0         109,900/5,000                        858,213/0

 Paul L. Brunswick                 5,000            43,438          33,570/5,000                        269,219/0

 Richard E. Kennedy                2,000            20,750          17,600/5,000                        95,288/0

- ----------------------------------

(1) Based on the fair market value of the Common Stock on May 26, 1996, of $15.125 per share.

         The following table sets forth estimated annual benefits computed on a straight-life basis which would become payable under the Company's Non-Union Employees Pension Plan (including amounts attributable to the Company's Executive Pension Plan for corporate officers) upon retirement to persons in certain specified salary and years of service classifications. These benefits may be reduced by the election of a joint-and-survivor annuity payment for married participants.


                               PENSION PLAN TABLE



                                                        Years of Service

    Remuneration            15                 20               25              30               35
       $125,000            $22,932         $  30,576       $  38,220        $  45,864         $  45,864
        150,000             27,932            37,252          46,553           55,864            55,864
        175,000             32,932            43,909          54,886           65,864            65,864
        200,000             37,932            50,576          63,220           75,864            75,864
        225,000             42,932            57,242          71,553           85,864            85,864
        250,000             47,932            63,909          79,886           95,864            95,864
        300,000             57,932            77,242          96,553          115,864           115,864
        400,000             77,932           103,909         129,886          155,864           155,864
        450,000             87,932           117,242         146,553          175,864           175,864
        500,000             97,932           130,576         163,220          195,864           195,864

         Officers who are employees of the Company and whose compensation is included in the Summary Compensation Table are eligible to participate in the Company's Non-Union Employees Pension Plan. The credited years of service under the plan for each of the individuals named in the Summary Compensation Table are as follows: Mr. Doggett, 34 years; Mr. Miller, 6 years; Mr. Blalock, 24 years; Mr. Hancock, 33 years; Mr. Brunswick, 3 years; and Mr. Kennedy, 16 years. Upon retirement at age 65 (or otherwise as provided by the plan), a participant in the plan receives (subject to the limitations referred to below) an annual benefit which equals a percentage of the average of the highest 5 consecutive calendar years of basic compensation (base salary plus bonus, excluding overtime pay, or other special compensation of any kind as shown in the Annual Compensation column of the Summary Compensation Table) paid during the 10 calendar years preceding the earlier of actual or normal retirement age. The percentage amount is 25% of the final 5-year average monthly compensation up to the covered compensation level (varies according to year-of-birth and year-of-benefit determination), plus 40% of the final 5-year average monthly compensation above the covered compensation level, with the benefit determined being reduced pro rata for each year of service which is less than 30 years.

         Effective January 1, 1995, the annual retirement benefit payable under the Company's Non-Union Employees Pension Plan is limited by the Internal Revenue Code (the "Code") to $120,000 and the maximum covered compensation is limited to $150,000. For corporate officers covered under the Company's Executive Pension Plan, any excess annual retirement benefit which could not be paid under the Non-Union Employees Pension Plan because of such limitations would be payable under the Executive Pension Plan. The benefit paid, if any, under the Executive Pension Plan is the difference between the Non-Union Employees Pension Plan benefit calculated as described above and the amount that would have been paid under such plan in the absence of dollar limits in the Code.

DIRECTORS' FEES

         All Directors who are not executive officers are paid an annual retainer of $12,000. In addition, each such Director is compensated $800 for attending each meeting of the Board and $400 for attending each committee meeting of the Board. The Directors' fees may be payable in part or in full, at the option of the individual Director, in the Company's Common Stock at the then current market price or in cash. All expenses associated with attending those meetings are reimbursed by the Company.

CERTAIN AGREEMENTS

         The Company extended its employment agreement with Mr. Doggett in 1996 which is to remain in effect until August 1, 2001, with the parties having the right to extend the agreement for additional successive periods as the parties may mutually agree. Under the agreement, Mr. Doggett's compensation is subject to such increases as the Board of Directors may determine. In addition, Mr. Doggett is entitled to the use of a Company car and other retirement and disability benefits similar to those available for other executive officers. The agreement provides that the Company may terminate Mr. Doggett's employment at any time. If Mr. Doggett is terminated without cause, the Company is obligated to continue the benefits under the agreement for the remaining period of the agreement. Similarly, in the event Mr. Doggett terminates the agreement for cause, Mr. Doggett is entitled to the above benefits for the remaining period of the agreement.

         The Company has entered into severance compensation agreements ("Severance Compensation Agreements") with the executive officers of the Company named in the Summary Compensation Table, other than Mr. Doggett. The Severance Compensation Agreements each provide that if the executive's employment is terminated within two years after a "change in control" of the Company, the executive will receive an amount equal to the greater of two (2) times the executive's most recent annual compensation, including the amount of his most recent annual bonus at the time of termination, or an amount equal to the executive's most recent monthly salary times the number of years of employment with the Company, unless the termination is by the executive other than for "good reason," by the

Company for "cause," or because of the executive's disability, death or retirement. The severance compensation shall be paid in twenty-four (24) equal monthly installments, without interest, commencing one (1) month after termination, unless and until the executive obtains other full-time employment, at which time the balance of the severance compensation due shall be paid in a lump sum amount. In addition, in the event of the executive's termination after a "change in control" and during the two-year period following the change in control, unless and until the executive obtains full-time employment, the executive is entitled to receive all insurance benefits to which such employee is entitled immediately prior to the date of termination.

         For purposes of the Severance Compensation Agreements, a "change in control" of the Company would be deemed to have occurred if (a) a third person (including a "group," as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) becomes the beneficial owner of shares of the Company which constitutes either more than 50% of the shares which voted in the election of Directors of the Company at the shareholders' meeting immediately preceding such determination or more than 33% of the Company's then outstanding shares entitled to vote, (b) as a result of a merger or consolidation to which the Company is a party and either the Company is not the surviving corporation or Directors of the Company immediately prior to the merger or consolidation constitute less than a majority of the Board of Directors of the surviving corporation, or (c) all or substantially all of the Company's assets are sold, leased or disposed of in one transaction or a series of related transactions. An agreement to bring about a change in control also constitutes a change in control, provided, however, that a change in control shall not be deemed to have occurred under (b) so long as Mr. Doggett remains a Director, executive officer and a 15% voting stock shareholder in the surviving company. Further, a change in control shall not be deemed to have occurred under (a) as a result of the beneficial ownership of voting stock of the Company by Mr. Doggett or any group with which Mr. Doggett is acting in concert.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the last fiscal year, H. Hawkins Bradley served on the Human Resources Committee and was Chairman of the Board of the Company until his retirement in 1987.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission. Based on a review of the report forms that were filed and representations made by the executive officers and Directors, the Company believes that during fiscal year 1996 all filing requirements applicable to its executive officers and Directors were complied with except that a Form 4 reporting Mr. Miller's wife's February 29, 1996 acquisition of 2,000 shares of the Company's Common Stock was not filed until March 21, 1996. The Form 4 was due on March 10, 1996.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

         The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the NASDAQ Market Index and a peer group selected on a line-of-business basis consisting of selected snack food companies with small to medium market capitalizations (the "Peer Group Index"), assuming in each case the reinvestment of dividends. The corporations making up the Peer Group Index are Ben & Jerry's Homemade, Inc., Bridgford Foods Corporation, Golden Enterprises, Inc., Grist Mill Co., J&J Snack Foods Corporation, Lance Inc., Tootsie Roll Industries, Inc., and Topps Co., Inc.

                                   [GRAPH]

              GOODMARK        NASDAQ Stock Market      Self-Determined
             FOODS, INC.       (U.S. Companies)          Peer Group
             -----------      -------------------      ---------------
1991             100                  100                    100
1992             159                  121                    125
1993             169                  145                    113
1994             265                  152                     92
1995             407                  183                     96
1996             379                  265                    100

                        HUMAN RESOURCES COMMITTEE REPORT

         The Company's executive officers' compensation policies are based on the premise that the strategic objectives of the Company are best achieved by
(i) attracting and retaining the most qualified individuals available and (ii) rewarding such individuals on the basis of business and individual performance. The Company believes that this approach best serves the interests of the Company's shareholders.

         The Human Resources Committee of the Board of Directors (the "Committee") is responsible for setting and administering the policies which govern both annual compensation and stock ownership programs. The Committee annually evaluates the Company's corporate performance, actual compensation and share ownership in comparison with both its own industry and a broader group of companies representing a national industrial perspective.

         The annual compensation program for the Company's executive officers is highly leveraged on the basis of performance. The Company's annual compensation mix generally has lower base salaries than comparable companies, coupled with a leveraged incentive system which makes higher payments with good performance, lower payments with performance below par and no incentive payments if corporate earnings fall below 75% of the Board-approved earnings per share target or below 100% of the previous year's earnings per share, whichever occurs first, unless the current year's earnings per share target as approved by the Board is less than the previous year's earnings per share.

         The Company has an Executive Incentive Plan ("EIP") under which cash incentive awards may be made annually to the executive officers, including the Chief Executive Officer. The EIP is based on two equally weighted factors: corporate performance and group performance. The corporate performance rating is based on the Company's achievement of annual earnings versus a Board-approved annual target amount. The Committee believes that annual earnings is a primary determinant of share price over time. The group rating is based on the annual achievement by the executive officers of a Board-approved list of corporate performance objectives, such as the achievement of net sales, gross margin, return on equity and assets, managed expenses, headcount and capital spending goals. Both the corporate and group ratings are heavily dependent on the achievement of financial objectives.

         The Company's corporate rating can range from 0 to 1.5. If the corporate rating is 1.4 or higher, the Company targets executive officer compensation in the top quartile of the companies surveyed by Hay Management Consultants. The Company retains Hay Management Consultants to provide a summary of compensation data of approximately 400 United States industrial companies. The group rating can range from 0.1 to 1.5 and may vary among participants. These ratings are then combined with the participant's target incentive participation rate (a percentage of base salary which increases for higher positions within the Company). The resulting factor is then multiplied by the participant's fiscal year base salary to determine the annual incentive award.

         The Committee's evaluation of corporate performance in the fiscal year ended May 25, 1996, was 0. This rating was based on fiscal 1996 earnings per share which were 54% of the target amount and approximately 31% less than fiscal 1995 earnings per share.

         Under the terms of the Company's Non-Qualified Stock Option Plan, stock options may be granted to certain key officers and employees. The value to the participant depends upon the extent to which the market value of the stock exceeds the option exercise price. Stock options awarded to executive officers are approved by the Committee based upon criteria similar to that used for the EIP. The Committee has the discretion to determine the term of the options granted, but such term may not be less than one year from the date of grant nor longer than 10 years and 30 days from the date of grant.

         The 1996 compensation of the Chief Executive Officer consisted of cash, which included his base salary pursuant to his employment contract and 15,000 stock options. Mr. Doggett's cash compensation contains both fixed and variable components. The fixed portion of his compensation is comprised of his base salary. The balance of his compensation is variable and includes any payments earned under the EIP and any gains from the exercise of stock options. The Chief Executive Officer and other executive officers did not receive any payments under the EIP in 1996.

         The Committee reviews Mr. Doggett's base salary annually in June and makes recommendations for action by the independent directors of the Board of Directors after considering a number of factors, including the Company's just completed year's performance compared to Board-approved targets, the Company's progress in accomplishing its five-year performance goals, as well as Hay Management Consultant's market values for comparable positions.

         During the last fiscal year, the Company retained Hay Management Consultants to evaluate the Company's executive compensation programs and structure relative to its competitors. Hay Management Consultants specifically analyzed the Company's executive compensation philosophy and its individual components, including base salary, bonuses, and long-term incentives such as stock options. Based on Hay's recommendations, the Company's Board of Directors has agreed in concept to adopt a new long-term incentive plan effective June 1, 1996, which will be objectively performance-based. Under the proposed plan, executive officers and other key managers could receive stock options and phantom stock options based on the Company achieving predesignated performance measures for net income growth and return on assets over three-year time periods.

                           HUMAN RESOURCES COMMITTEE

                         THOMAS W. D'ALONZO (Chairman)
                               H. HAWKINS BRADLEY
                                DONALD H. GRUBB
                              ROLLIE TILLMAN, JR.
                            ROBERT B. SEIDENSTICKER

PROPOSAL 2:  AMENDMENT TO THE COMPANY'S BYLAWS

         The Board of Directors has approved, subject to shareholder approval, an amendment to the Company's bylaws. The purpose of the proposed amendment is to increase the maximum number of Directors from seven to nine members. The bylaws currently provide that the number of Directors shall be not less than three (3) nor more than seven (7). On December 11, 1995, the Board of Directors voted to amend Article IV, Section 2 of the Company's bylaws to increase the maximum number constituting the Board of Directors from seven to nine members. Accordingly, after ratification and adoption of the proposed amendment by the shareholders, the number of Directors shall be not less than three (3) nor more than nine (9). This increase has been recommended by the Board of Directors to provide the Company greater flexibility in the event it wishes to increase the size of the Board of Directors. The text of the proposed amendment is attached to this Proxy Statement as Appendix I and is incorporated herein by reference. The proposed amendment to the bylaws will be ratified and approved if the votes cast in favor of the amendment exceed the votes cast against the amendment. Abstentions and broker non-votes will be included in determining the number of votes present or represented at the meeting but will not be included in determining the number of votes in favor or against this proposal.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE BYLAWS.

PROPOSAL 3:  RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         Pursuant to the recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP as independent accountants for the fiscal year 1997. Deloitte & Touche LLP has served as independent auditors for the Company since the Company's inception. Although shareholder approval is not required, the Company desires to obtain from the shareholders an indication of their approval or disapproval of the Board's action in appointing Deloitte & Touche LLP as the independent auditors of the Company and its subsidiaries. If the shareholders do not ratify this appointment, such appointment will be reconsidered by the Audit Committee and the Board of Directors. The proxy will be voted as specified, and if no specification is made, the proxy will be cast "For" this proposal.

         A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP FOR FISCAL YEAR 1997.


                                 MISCELLANEOUS

         UPON WRITTEN REQUEST MADE BY ANY SHAREHOLDER TO PAUL L. BRUNSWICK, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, GOODMARK FOODS, INC., 6131 FALLS OF NEUSE ROAD, RALEIGH, NORTH CAROLINA 27609, A COPY OF THE COMPANY'S 1996 ANNUAL REPORT ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES WILL BE PROVIDED WITHOUT CHARGE.

          SUBMISSION OF SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

         Any proposals which shareholders intend to present for a vote of shareholders at the 1997 Annual Meeting of Shareholders and which such shareholders desire to have included in the Company's Proxy Statement and form of proxy relating to that meeting must be sent to the Company's principal executive offices, marked to the attention of the Secretary of the Company, and received by the Company at such offices on or before April 17, 1997. The determination by the Company's management of whether the Company will oppose inclusion of any proposal in its Proxy Statement and form of proxy will be made on a case-by-case basis in accordance with management's judgment and the rules and regulations promulgated by the Securities and Exchange Commission. Proposals received after April 17, 1997, will not be considered for inclusion in the Company's proxy materials for its 1997 Annual Meeting.

                                By Order of the Board of Directors
                                Alvin C. Blalock
                                Secretary

August 16, 1996

                                   APPENDIX I
             PROPOSED AMENDMENT TO ARTICLE IV, SECTION 2 OF BYLAWS

         Article IV, Section 2 of the Company's bylaws is hereby deleted in its entirety and the following is substituted in lieu thereof:

                 Section 2.  Number, Term and Qualifications.
                 The number constituting the board of directors shall not be less than three (3) nor more than nine (9). The number of directors within this variable range may be fixed or changed from time to time by the shareholders or the board of directors. Each director shall hold office until his death, resignation, retirement, removal, disqualification, or until his successor is elected and qualified. Directors need not be residents of the State of North Carolina or shareholders of the Corporation.

                                                              Preliminary Copies
                                                                      APPENDIX A


                              GOODMARK FOODS, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                      SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned hereby appoints Ron E. Doggett and Alvin C. Blalock as proxies, each with the full power of substitution, to represent the undersigned and to vote all of the shares of stock in GoodMark Foods, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the North Carolina Museum of Art, 2110 Blue Ridge Road, Raleigh, North Carolina, on Thursday, September 19, 1996, at 2:00 p.m., local time, and any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournment thereof.

         1.      Election of the Board of Directors

                 ___ FOR all nominees listed below (except as marked to the contrary).

                 ___ WITHHOLD AUTHORITY to vote for all nominees listed below.

                 Ron E. Doggett; Richard C. Miller; Donald H. Grubb; Thomas W. D'Alonzo; Rollie Tillman, Jr.; Robert B. Seidensticker; and Eric J. Lomas.

                 INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW:

                 _______________________________________________________________


         2. Ratify and approve an amendment to the Company's bylaws which would increase the maximum number of directors from seven to nine members

                 ___      FOR

                 ___      AGAINST

                 ___      ABSTAIN

         3. Ratify appointment of Deloitte & Touche LLP as independent auditors for the Company and its subsidiaries for the fiscal year ending May 25, 1997

                 ___      FOR

                 ___      AGAINST

                 ___      ABSTAIN

                 THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3.


         Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign.


                                        Date ___________________________, 1996
                                             (Be sure to date proxy)


                                        Signature and title, if applicable


                                        -------------------------------



                                        Signature if held jointly


                                        -------------------------------




                                        When signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title as such.  If a
                                        corporation, please sign the full
                                        corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.


 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.